Exhibit 99.1
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Senior Director of Corporate Marketing
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES THIRD QUARTER RECORD RESULTS
Record Quarterly Net Sales Up 31% to $5.4 billion;
Non-GAAP Operating Profit Up 29% to $161 million;
Record GAAP Operating Profit Up 139% to $153 million;
Quarterly GAAP EPS Up 186% to $0.20;
Record Quarterly Non-GAAP EPS Up 15% to $0.23
Singapore, January 30, 2007 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2006 as follows:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(US$ in millions, except EPS)	2006	2005	2006	2005
Net sales	$5,415	$4,126	$14,177	$11,757
GAAP operating income	$153	$64	$300	$206
Operating income, excluding intangible amortization, stock-based compensation expense, restructuring and other charges (1)	$161	$125	$429	$366
GAAP net income	$119	$42	$388	$98
Net income, excluding intangible amortization, stock-based compensation expense, restructuring and other charges (1)	$136	$118	$356	$319
Diluted GAAP EPS	$0.20	$0.07	$0.66	$0.16
Diluted EPS, excluding after-tax gains and losses on divestitures, intangible amortization, stock-based compensation expense, restructuring and other charges (1)	$0.23	$0.20	$0.60	$0.53
(1) The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I & II attached to this press release. See the accompanying Notes on Schedule IV attached to this press release.
Quarterly Results
Net sales for the third quarter ended December 31, 2006 were a record high $5.4 billion, which represents an increase of $1.3 billion, or 31%, over the year ago quarter.
Excluding intangible amortization, stock-based compensation expense, restructuring and other charges, net income for the third quarter ended December 31, 2006 increased 15% to a record $136 million, or $0.23 per diluted share, compared to $118 million, or $0.20 per diluted share, in the year ago quarter.

GAAP net income increased 183% to a December quarter record $119 million, or $0.20 per diluted share, compared to $42 million, or $0.07 per diluted share in the year ago quarter.
“Last year we initiated our strategy to accelerate revenue and profit growth in our core EMS business, which is realizing success for our company and our customers. A central part of this strategy is the organization of our resources around a market focused approach, which allows us to better serve our customers,” said Mike McNamara, chief executive officer of Flextronics. “We are pleased with the results to date.” The December 2006 quarter included the following noteworthy items:
•	Revenue reached a record high $5.4 billion,

•	Non-GAAP net income reached a record high $136 million,

•	Year-over-year revenue increased 31% while non-GAAP operating profit increased 29%,

•	ROIC improved 120 basis points from the year ago quarter and is at the highest level in almost six years at 11.5%, which approximates the Company’s cost of capital,

•	Cash conversion cycle improved 2 days on a sequential basis to an industry leading 12 days,

•	Debt was repaid by $240 million, resulting in a near record low leverage ratio of 20%,

•	Inventory was reduced by $79 million sequentially despite a sales increase of $713 million,

•	Cash flow from operations amounted to $350 million in the quarter, and

•	Non-GAAP operating expenses were reduced to a record low 2.4% of sales.
McNamara concluded by stating, “During this high growth quarter, we are executing on the controllable aspects of our business and are extremely pleased with the revenue and profit growth, along with our continued excellence in working capital management, improving return on invested capital, balance sheet strength and cash flow generation.”
Guidance
For the fourth quarter ending March 31, 2007, revenue is expected to be approximately $4.8 billion and diluted EPS is expected to be approximately $0.20. This represents year-over-year revenue growth of approximately $1.3 billion, or approximately 36%, and implies an operating profit growth rate of approximately 40%. Management emphasized that there is a range around the March 2007 quarter guidance as demand trends and the economy are dynamic.
GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share per quarter reflecting quarterly intangible amortization and stock-based compensation expense.

2004 Award Plan for New Employees
On January 23, 2007, options to purchase an aggregate of 813,200 ordinary shares were granted from the 2004 Award Plan for New Employees. The options have an exercise price of $11.56 (equal to the closing price of our ordinary shares on the grant date, as quoted on the NASDAQ Global Select Market), and will expire 10 years after the date of grant (or upon termination of employment, if earlier), and generally become exercisable over four years. Also on January 23, 2007, 70,000 share bonus awards were granted from the 2004 Award Plan for New Employees. The share bonus awards will vest in five equal annual installments beginning on February 1, 2008, and any unvested awards will expire upon termination of employment. All options and share bonus awards were granted to new employees.
Conference Call and Web Cast
A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PST to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2006 revenues from continuing operations of US$15.3 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to revenue and earnings growth. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that revenue and earnings growth may not occur as expected or at all; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for our customers’ products and to the short-term nature of our customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales; the challenges of effectively managing our operations; the challenges of integrating acquired companies or assets; our reliance on strategic relationships with major customers; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM capabilities; that we may not be able to obtain new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; production difficulties, especially with new products; our ability to utilize available and recently expanded manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; not realizing expected returns from our retained interests in divested businesses; changes in government regulations and tax laws; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; potential impairment of our intangible assets; our dependence on the continued trend of outsourcing by OEMs; the effects of customer bankruptcies; and the other risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)
(In thousands, except per share amounts)

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
		Required			Required
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Net sales	$5,415,460	$—	$5,415,460	$4,125,957	$—	$4,125,957
Cost of sales	5,124,603	1,708	5,126,311	3,889,325	—	3,889,325
Restructuring and other charges	—	—	—	—	63,115	63,115

Gross profit	290,857	(1,708)	289,149	236,632	(63,115)	173,517

Selling, general and administrative expenses	129,538	6,346	135,884	111,198	(15,000)	96,198
Restructuring and other charges	—	—	—	—	13,147	13,147

Operating income	161,319	(8,054)	153,265	125,434	(61,262)	64,172

Intangible amortization	—	7,794	7,794	—	8,910	8,910
Interest and other expense, net	15,261	1,530	16,791	19,560	2,325	21,885
Loss on divestiture of operations	—	—	—	—	3,126	3,126

Income before income taxes	146,058	(17,378)	128,680	105,874	(75,623)	30,251

Provision for (benefit from) income taxes	10,224	(135)	10,089	(5,869)	(1,499)	(7,368)

Income from continuing operations	135,834	(17,243)	118,591	111,743	(74,124)	37,619

Income from discontinued operations (net of tax)	—	—	—	6,667	(2,332)	4,335

Net income	$135,834	$(17,243)	$118,591	$118,410	$(76,456)	$41,954

Earnings per share:
Income from continuing operations:
Basic			$0.20			$0.07

Diluted			$0.20			$0.06

Income from discontinued operations:
Basic			$—			$0.01

Diluted			$—			$0.01

Net income:
Basic	$0.23		$0.20	$0.21		$0.07

Diluted	$0.23		$0.20	$0.20		$0.07

Shares used in computing per share amounts:
Basic	589,414		589,414	574,635		574,635

Diluted	598,534		598,534	599,761		599,761

SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(3)
(In thousands, except per share amounts)

	Nine Months Ended December 31, 2006			Nine Months Ended December 31, 2005
		Required			Required
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Net sales	$14,176,936	$—	$14,176,936	$11,757,087	$—	$11,757,087
Cost of sales	13,374,177	3,560	13,377,737	11,036,913	—	11,036,913
Restructuring and other charges	—	95,683	95,683	—	129,150	129,150

Gross profit	802,759	(99,243)	703,516	720,174	(129,150)	591,024

Selling, general and administrative expenses	373,989	29,377	403,366	354,587	—	354,587
Restructuring and other charges	—	565	565	—	30,147	30,147

Operating income	428,770	(129,185)	299,585	365,587	(159,297)	206,290

Intangible amortization	—	23,520	23,520	—	28,890	28,890
Interest and other expense, net	71,335	5,728	77,063	65,367	2,325	67,692
Gain on divestiture of operations	—	—	—	—	(23,819)	(23,819)

Income before income taxes	357,435	(158,433)	199,002	300,220	(166,693)	133,527

Provision for (benefit from) income taxes	22,129	(23,353)	(1,224)	2,059	57,853	59,912

Income from continuing operations	335,306	(135,080)	200,226	298,161	(224,546)	73,615

Income from discontinued operations (net of tax)	20,941	166,797	187,738	21,213	3,386	24,599

Net income	$356,247	$31,717	$387,964	$319,374	$(221,160)	$98,214

Earnings per share:
Income from continuing operations:
Basic			$0.34			$0.13

Diluted			$0.34			$0.12

Income from discontinued operations:
Basic			$0.32			$0.04

Diluted			$0.32			$0.04

Net income:
Basic	$0.61		$0.67	$0.56		$0.17

Diluted	$0.60		$0.66	$0.53		$0.16

Shares used in computing per share amounts:
Basic	582,353		582,353	572,112		572,112

Diluted	590,658		590,658	600,068		600,068

SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2006	March 31, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$909,195	$942,859
Accounts receivable, net	1,907,123	1,496,520
Inventories	2,535,151	1,738,310
Deferred income taxes	13,095	9,643
Current assets of discontinued operations	—	89,509
Other current assets	622,176	620,095

	5,986,740	4,896,936

Property and equipment, net	1,922,660	1,586,486
Deferred income taxes	656,576	646,431
Goodwill and other intangibles, net	3,259,658	2,791,791
Non-current assets of discontinued operations	—	574,384
Other assets	862,258	462,379

	$12,687,892	$10,958,407

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$8,224	$106,099
Accounts payable	3,747,138	2,758,019
Current liabilities of discontinued operations	—	57,213
Other current liabilities	1,156,415	1,036,973

Total current liabilities	4,911,777	3,958,304

Long-term debt, net of current portion:
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	195,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinated Notes due 2014	387,677	384,879
Other long-term debt and capital lease obligations	10,172	9,446
Non-current liabilities of discontinued operations	—	30,578
Other liabilities	160,192	125,903

Total shareholders’ equity	6,123,424	5,354,647

	$12,687,892	$10,958,407

SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO PRESS RELEASE AND UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In thousands)
(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax gains and losses on divestitures, intangible amortization, stock-based compensation expense, restructuring and other charges.

(2)	The Company recognized pre-tax restructuring charges of $68.6 million, which were primarily related to the closures and consolidations of various manufacturing facilities, and an additional $7.7 million in executive separation costs during the quarter ended December, 31, 2005. The Company recorded pre-tax intangible amortization expense of $9.3 million and $14.0 million (including $2.8 million attributable to discontinued operations) during the quarters ended December 31, 2006 and 2005, respectively. The Company recognized $8.1 million of stock-based compensation expense during the quarter ended December 31, 2006 as a result of its adoption of SFAS 123(R) beginning on April 1, 2006. During the quarter ended December 31, 2005, the Company reversed a $15.0 million bad debt provision previously recognized in the quarter ended September 30, 2005 associated with accounts receivable with Delphi, as the receivables were subsequently collected. Final sales price adjustments related to the divestiture of the Network Services division resulted in a pre-tax loss of $3.1 million for the quarter ended December 31, 2005. The tax impacts related to all of these items amounted to a tax benefit of $0.1 million and $2.0 million in the quarters ended December 31, 2006 and 2005, respectively.

(3)	The divestiture of the Company’s Software Development and Solutions business resulted in a pre-tax gain of $181.2 million during the nine months ended December 31, 2006, which is included in discontinued operations. The divestiture of the Semiconductor and Network Services divisions resulted in a pre-tax gain of $67.6 million for the nine months ended December 31, 2005 (including $43.8 million attributable to discontinued operations). The Company recorded pre-tax charges of $105.9 million during the nine months ended December 31, 2006 related to impairment, lease termination, exit costs and other charges related primarily to the disposal and exit of certain real estate owned and leased by the Company in order to reduce its investment in property, plant and equipment. The Company also recognized pre-tax restructuring charges of $151.7 million during the nine months ended December 31, 2005, which were primarily related to the closures and consolidations of various manufacturing facilities. The Company recorded pre-tax intangible amortization expense of $34.4 million (including $5.2 million attributable to discontinued operations) and $43.3 million (including $12.1 million attributable to discontinued operations) during the nine months ended December 31, 2006 and 2005, respectively. The Company recognized $23.9 million (including $0.6 million attributable to discontinued operations) of stock-based compensation expense during the nine months ended December 31, 2006. The Company recognized $7.7 million in executive separation costs during the nine months ended December, 31, 2005. The tax impacts related to all of these items amounted to a tax benefit of $14.7 million and a tax provision of $86.2 million in the nine months ended December 31, 2006 and 2005, respectively.

(4)	Return on invested capital (“ROIC”) divides after-tax operating income by a quarterly average of net invested capital. After-tax operating income includes after-tax operating income from divested businesses, and excludes intangible amortization, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and non-operating assets. Non-operating assets include cash and cash equivalents, short-term investments, notes receivable, deferred income tax assets, net hedging assets, and other non-operating assets.

We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The following table reconciles ROIC as calculated using non-GAAP after-tax operating income to the same performance measure calculated using the nearest GAAP measure, which is operating income from continuing operations:

	Three Months Ended
	December 31,
ROIC	2006	2005
Non-GAAP	11.5%	10.3%
Restructuring and other charges	-0.6%	-4.7%
Discontinued operations	0.0%	-0.7%

GAAP	10.9%	4.9%